The Target Portfolio Trust
For the annual period ended 10/31/11
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small
Cap Value Portfolio

1.   Name of Issuer:  Wesco Aircraft Holdings, Inc.

2.   Date of Purchase:  July 27, 2011

3.   Number of Securities Purchased:  15,200

4.   Dollar Amount of Purchase:  $228,000

5.   Price Per Unit:  $15.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Barclays Bank PLC

7. Other Members of the Underwriting Syndicate: Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Inc, Morgan Stanley & Co. LLC, J.P. Morgan Securities, William Blair & Company LLC, Credit Suisse Securities (USA) LLC, SMBC Nikko Capital Markets Limited, Deutsche Bank Securities Inc., RBC Capital Markets, LLC, Robert W. Baird & Co, Inc., Citigroup Global Markets Inc.